EXHIBIT 23.1

VICTOR MOKUOLU, CPA PLLC Accounting | Advisory | Assurance & Audit | Tax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the consolidated financial statements of Allied Energy Inc. and Subsidiaries. (formerly MetaSky Corp.) on Form 10K of our report dated October 21, 2025 which includes an explanatory paragraph as to Allied Energy Inc. and Subsidiaries’ ability to continue as a going concern, relating to our audit of the consolidated balance sheet as of December 31, 2024, and 2023, and the consolidated statement of comprehensive loss, stockholder’s equity, and cash flows for the year ended December 31, 2024, and 2023.

Houston, Texas
April 15, 2026